EXHIBIT 10.1

PETMED EXPRESS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Effective May 19, 2024)

Non-employee members of the board of directors (the “Board”) of PetMed Express, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board. For any fiscal year beginning on April 1, 2025 or after, a Non-Employee Director serving as Chair of the Board or Lead Independent Director shall receive, in lieu of the retainer in the preceding sentences, an annual retainer of $75,000 for such service.
(b) Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(ii) Compensation and Human Capital Committee. A Non-Employee Director serving as Chairperson of the Compensation and Human Capital Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation and Human Capital Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
(iii) Corporate Governance and Nominating Committee. A Non-Employee Director serving as Chairperson of the Corporate Governance and Nominating Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Corporate Governance and Nominating Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a) or 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the PetMed

Express, Inc. 2015 Outside Director Equity Compensation Plan (the “Equity Plan”) or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who is initially appointed to the Board prior to the annual shareholders meeting, shall be automatically granted the annual Subsequent Award (as defined below) grant of 7,500 Restricted Stock Units (as defined in the Equity Plan), prorated for the time actually to be served as a Non-Employee Director from the date of appointment until the date of the next annual shareholder meeting (provided that if the date of the next annual shareholder meeting has not been selected at the time of grant, such prorated number of Restricted Stock Units will be calculated assuming that the next annual shareholder meeting will be held on the anniversary of the most recent prior annual shareholder meeting). The awards described in this Section 2(a) shall be referred to as “Initial Awards.” A Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s shareholders shall only receive a Subsequent Award on the date of such election, and shall not receive an Initial Award.

(b) Subsequent Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s shareholders, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted 7,500 Restricted Stock Units under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.”

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Initial Award shall vest on the first anniversary of the date of the Non-Employee Director’s appointment to the Board, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Each Subsequent Award shall vest on the first (1st) anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Subsequent Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. Upon a Non-Employee Director’s death or disability, or upon a Change of Control (as defined in the Equity Plan), all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested, irrespective of any other provisions of the Equity Plan or any award agreement.

(e) Changes to Form of Equity Awards in the Future. Notwithstanding the provisions of this Section 2, the Board may, in its discretion, determine that any Initial Awards or Subsequent Awards to be granted in the future may be granted, in whole or in part, in the form of alternative equity awards to the extent permitted by the Equity Plan, such as restricted stock, in such manner as the Board may determine.

3. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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